                                  EXHIBIT 11

                          SI DIAMOND TECHNOLOGY, INC.

                    COMPUTATION OF (LOSS) PER COMMON SHARE

                             FOR THE THREE MONTHS       FOR THE NINE MONTHS
                                     ENDED                     ENDED
                                 SEPTEMBER 30,             SEPTEMBER 30,
                            ------------------------  -------------------------
                               1996         1995          1996         1995
                            -----------  -----------  ------------  -----------
Computation of (loss) per
 common share:
Net loss applicable to
 common shareholders:
  Continuing operations...  $(2,177,872) $(2,624,483) $(12,241,061) $(6,559,060)
  Discontinued operations.           --     (327,500)     (999,500)    (977,000)
                            -----------  -----------  ------------  -----------
  Net loss applicable to
   common shareholders....  $(2,177,872) $(2,951,983) $(13,240,561) $(7,536,060)
                            -----------  -----------  ------------  -----------
Weighted average number of
 common shares
 outstanding..............   12,285,750    9,605,648    11,443,123    8,474,600
Net loss per common share:
  Continuing operations...  $     (0.18) $     (0.27) $      (1.07) $     (0.77)
  Discontinued operations.           --        (0.04)        (0.09)       (0.12)
                            -----------  -----------  ------------  -----------
  Net loss per common
   share..................  $     (0.18) $     (0.31) $      (1.16) $     (0.89)
                            ===========  ===========  ============  ===========
Computation of (loss) per
 common share assuming
 full dilution (A):
Net loss applicable to
 common shareholders:
  Continuing operations...  $(2,177,872) $(2,624,483) $(12,241,061) $(6,559,060)
  Discontinued operations.           --     (327,500)     (999,500)    (977,000)
                            -----------  -----------  ------------  -----------
  Net loss applicable to
   common shareholders....  $(2,177,872) $(2,951,983) $(13,240,561) $(7,536,060)
                            -----------  -----------  ------------  -----------
Weighted average number of
 common shares
 outstanding..............   12,285,750    9,605,648    11,443,123    8,474,600
Common shares issuable
 under outstanding
 convertible instruments,
 stock options and
 warrants.................    6,753,789    3,281,824     6,753,789    3,281,824
Less shares assumed
 repurchased with
 proceeds.................   (7,121,563)  (1,390,614)   (2,159,238)  (1,585,884)
                            -----------  -----------  ------------  -----------
                             11,917,976   11,496,858    15,384,051   10,170,540
Net loss per common share:
  Continuing operations--
   fully diluted..........  $     (0.18) $     (0.23) $      (0.80) $     (0.64)
  Discontinued
   operations--fully
   diluted................           --        (0.03)        (0.06)       (0.10)
                            -----------  -----------  ------------  -----------
  Net loss per common
   share--fully diluted...  $     (0.18) $    (.0.26) $      (0.86) $     (0.74)
                            ===========  ===========  ============  ===========

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(A) This calculation is submitted in accordance with the Securities and
    Exchange Act of 1934 Release No. 9083 although it is contrary to APB Opinion 15 because it does not result in any dilution.